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                                                                 Exhibit 23.1


                       Consent of Independent  Auditors


The Board of Directors
Planar Systems, Inc.

We consent to the incorporation by reference in the Registration Statements (Nos. 33-82696, 33-82688, 33-90258 and 333-45191) on Form S-8 of Planar Systems,
Inc. and subsidiaries of our report dated September 2, 1999, with respect to the balance sheets of dpiX, INC. as of December 31, 1998 and 1997, and the related statements of operations and cash flows for each of the years in the two-year period ended December 31, 1998, which report appears in the Form 8-K of Planar Systems, Inc. dated September 17, 1999.


/s/ KPMG LLP

San Francisco, California
September 17, 1999